UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G/A


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*



                               TIBCO Software Inc.
                         (formerly Talarian Corporation)
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $0.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    88632Q103
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

             |_|   Rule 13d-1(b)
             |X|   Rule 13d-1(c)
             |_|   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------
CUSIP No. 88632Q103
-----------------------



   1     NAME OF REPORTING PERSON
         S.S. OR IDENTIFICATION NO. OF ABOVE PERSON

         NORTEL NETWORKS CORPORATION

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) |_|

                                                                       (b) |_|

   3     SEC USE ONLY


   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         CANADA
                              5    SOLE VOTING POWER
      NUMBER OF
        SHARES                     NONE
     BENEFICIALLY
       OWNED BY               6    SHARED VOTING POWER
        EACH
      REPORTING                    -0-
    PERSON WITH:
                              7    SOLE DISPOSITIVE POWER

                                   NONE

                              8    SHARED DISPOSITIVE POWER

                                   -0-

   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         -0-

  10     CHECK BOX IF THE AGGREGATE AMOUT IN ROW (9) EXCLUDES CERTAIN SHARES|_|


  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0%

  12     TYPE OF REPORTING PERSON

         CO

Item 1.  Issuer

    (a)  NAME OF ISSUER: TIBCO Software Inc. (formerly Talarian Corporation)

    (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
         3303 Hillview Avenue, Palo Alto, California 94304

Item 2.  Person Filing and Securities Statement Being Filed in Respect Of

    (a)  NAME OF PERSONS FILING: Nortel Networks Corporation (the "Corporation")

    (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:
         8200 Dixie Road, Suite 100, Brampton, Ontario L6T 5P6, Canada

    (c)  CITIZENSHIP:  Canada

    (d)  TITLE OF CLASS OF SECURITIES: Common Stock, $0.001 par value

    (e)  CUSIP NUMBER: 88632Q103

Item 3. If this statement is filed pursuant to Sections 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

         Not Applicable. This statement is being filed pursuant to Rule
         13d-1(c).

Item 4.  Ownership.

    (a)  AMOUNT BENEFICIALLY OWNED:  0

    (b)  PERCENT CLASS: 0%

    (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

         (i) Sole power to vote or to direct the vote: NONE

         (ii) Shared power to vote or to direct the vote: 0

         (iii) Sole power to dispose or to direct the disposition of: NONE

         (iv) Shared power to dispose or to direct the disposition of: 0

Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: |X|


Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         The shares beneficially owned by the Corporation were held directly by Nortel Networks Inc., a wholly owned subsidiary of Nortel Networks Limited, which in turn is a wholly owned subsidiary of the Corporation.

Item 8.  Identification and Classification of Members of the Group.

         Not Applicable

Item 9.  Notice of Dissolution of Group.

         Not Applicable

Item 10. Certification.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 13, 2004



                                          NORTEL NETWORKS CORPORATION

                                          By:   /s/ Katharine B. Stevenson
                                                -------------------------------
                                                Name:  Katharine B. Stevenson
                                                Title: Treasurer

                                          By:   /s/ Gordon Davies
                                                -------------------------------
                                                Name:  Gordon Davies
                                                Title: Assistant Secretary